As filed with the Securities and Exchange Commission on August 15, 2008

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Hythiam, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	86-0464853
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(Address of Principal Executive Offices) (Zip Code)

Hythiam, Inc.
2007 Stock Incentive Plan
(Full Title of the Plan)

John C. Kirkland, Esq.
Dreier Stein Kahan Browne Woods George LLP
The Water Garden
1620 26th Street, Suite 600N
Santa Monica, California 90404
(Name and address of agent for service)

(424) 202-6050
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001	520,000	(3)	$2.07	$1,076,400	$42
Common Stock, par value $0.0001	1,580,925	(3)	$2.63	$4,157,833	$163
Common Stock, par value $0.0001	540,000	(3)	$2.89	$1,560,600	$61
Common Stock, par value $0.0001	10,000	(3)	$7.08	$70,800	$3
Common Stock, par value $0.0001	3,349,075	(4)	$2.22	$7,434,947	$293
Total	6,000,000				$562

(1)  This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2007 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of the company.

(2)  Estimated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended

(3)  Represents shares of common stock of the company subject to outstanding standing options under the Plan as of August 15, 2008.

(4)  Represents shares of common stock of the company not subject to outstanding options and available under the Plan. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined based the $2.22 average of the high and low sales prices of the common stock of Hythiam, Inc. as reported on NASDAQ Global Market on August 12, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Hythiam, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on March 17, 2008;

(b)	The Registrant's current report on Form 8-K dated May 12, 2008, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on May 12, 2008.

(c)	The Registrant's quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on May 12, 2008.

(d)	The Registrant's current report on Form 8-K dated July 16, 2008, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on July 18, 2008.

(e)	The Registrant's current report on Form 8-K dated July 31, 2008, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on August 1, 2008.

(f)	The Registrant's current report on Form 8-K dated August 11, 2018, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on August 11, 2008.

(g)	The Registrant's quarterly report on Form 10-Q for the quarterly period ended June 30, 2008, filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on August 11, 2008.

(h)	The Description of Capital Stock contained in the Registration Statement on Form S-1/A filed with the Commission on June 23, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Dreier Stein Kahan Browne Woods George LLP, legal counsel to the Registrant, holds 250,000 shares of the Registrant’s common stock, and a partner with the firm holds options to purchase up to 50,000 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with its directors and senior executive officers that require the Registrant to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.

The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 8. Exhibits.
5.1	Opinion of Dreier Stein Kahan Browne Woods George LLP
10.1	2007 Stock Incentive Plan*
23.1	Consent of Dreier Stein Kahan Browne Woods George LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature pages hereof)

*Incorporated by reference to the Appendix to the Registrant's Definitive Proxy Statement filed with the Securities and Exchange Commission on May 11, 2007

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any periods in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs a (1)(i) and (ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Los Angeles, State of California, on  August 15, 2008.

HYTHIAM, INC.

By:	/s/ Terren S. Peizer
Terren S. Peizer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terren S. Peizer and Richard A Anderson, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Terren S. Peizer	Chairman of the Board and Chief Executive Officer	August 15, 2008
Terren S. Peizer	(Principal Executive Officer)

/s/ Chuck Timpe	Chief Financial Officer	August 15, 2008
Chuck Timpe	(Principal Financial Officer)

/s/ Maurice Hebert	Vice President and Corporate Controller	August 15, 2008
Maurice Hebert	(Principal Accounting Officer)

/s/ Richard A. Anderson	Director, President and Chief Operating Officer	August 15, 2008
Richard A. Anderson

/s/ Christopher S. Hassan	Director and Chief Strategy Officer	August 15, 2008
Christopher S. Hassan

/s/ Andrea Grubb Barthwell	Director	August 15, 2008
Andrea Grubb Barthwell

/s/ Marc G. Cummins	Director	August 15, 2008
Marc G. Cummins

/s/ Steven A. Kreigsman	Director	August 15, 2008
Steven A. Kreigsman

/s/ Jay A. Wolf	Director	August 15, 2008
Jay A. Wolf